                                                                   EXHIBIT 99.9

                 [LETTERHEAD OF NATIONAL MERCANTILE BANCORP]



                                                                  March 11, 1997



Kissel-Blake Inc.
110 Wall Street, 11th Floor
New York, NY 10005


Gentlemen:

     National Mercantile Bancorp, a California corporation, proposes to offer for purchase up to $6.5 million of its 6.5% noncumulative convertible preferred stock, $10.00 stated value (the "Shares") in connection with a rights offering (the "Offering") to its stockholders and certain standby purchasers and subject to the conditions set forth in the registration statement filed on Form S-2 (the "Registration Statement"), with the Securities and Exchange Commission on February 10, 1997, as such registration statement may be amended from time to time.

     We hereby confirm your appointment as our Information Agent in connection with the Offering, and by your signature below you hereby confirm your acceptance of such appointment. You hereby further agree that your authority and action as Information Agent shall be governed by the terms of this Agreement, as follows.

     1.  Duties of Information Agent:  It is understood and agreed that your
         ---------------------------
primary duties as our Information Agent will include (a) advice to and confidential consultation with us and our authorized representative in connection with the Offering and our related communications; (b) disseminating printed materials relating to the Offering (including all amendments and supplements thereto) to brokers, securities dealers, banks, trust companies, nominees and any stockholder of the Company who may request the same; (c) responding promptly and accurately to every party who contacts you as our Information Agent requesting information pertaining to the Offering; and (d) initiating calls to stockholders concerning the Offering (should we so elect). In no event will you make any premature disclosure concerning the Offering or any recommendation, either directly or indirectly, regarding the advisability of exercising the Rights pursuant to the Offering. If any such advice is requested of you, you shall respond that you are not authorized to give such advice and shall recommend that the person requesting such advice consult his or her own investment advisor or broker.

Kissel-Blake Inc.
March 4, 1997
Page Two


     2.  Compensation:  In consideration of the services to be performed by you
         ------------
in connection with the Offering, we hereby agree to pay to you a fee of U.S. $8,000 plus your ordinary and customary charges for reasonable disbursements and expenses incurred by you in connection with the Offering. It is further understood and agreed that one half of your fee is payable herewith and the balance of your fee plus your compensation for disbursements and expenses incurred by you on our behalf will be paid upon receipt by us of your final statement, after completion, expiration or termination of the Offering, provided, however, that should the Offering be extended for more than forty-five
(45) days after the expiration date of the Offering as set forth in the Offering materials mailed to the Company's stockholders and standby purchasers, you reserve the right to charge an additional fee of not in excess of $4,000.00. We understand that disbursements and expenses include, without limitation (a) all postage, air freight, trucking and other delivery costs relating to the forwarding of our printed materials to brokerage firms, banks and any stockholder of the Company who may request them; and (b) $2.50 per collect or toll free telephone call accepted (plus telephone line charges) from stockholders seeking assistance or information. In the event we opt to have you do so, we understand that the cost of initiating calls to stockholders of record at their homes or places of business will be at the rate of $3.75 per call (plus telephone look up and line charges).

     We acknowledge that our obligations under this Section 2 are not conditioned upon the successful consummation of the Offering or any number of Shares being subscribed to pursuant to the Offering and that in the event of our failure to make prompt payment of your invoices for any amounts which may become due to you under this Agreement, you shall be entitled to recover interest compounded at 1-1/2% percent per month and reasonable costs and expenses of collection (including reasonable fees and expenses of counsel) on any overdue amounts from ourselves or any affiliate which may guarantee our payment and performance at your further request.

     3.  Indemnity and Failure:  (a) We hereby covenant and agree to hold you
         ---------------------
harmless and to indemnify you against any loss, claim, damage, liability or expense (including reasonable fees and expenses of your legal counsel) arising out of or resulting from the performance of your duties under this Agreement; except any such loss, claim, damage, liability or expense arising out of or resulting from your gross negligence or material breach of this Agreement.

     (b) It is stipulated and agreed that the foregoing indemnification is subject to the further condition that in no case shall we be liable with respect to any claim against you unless we shall be notified by registered or certified letter or by cable,

Kissel-Blake Inc.
March 4, 1997
Page Three


telex, or telecopier message confirmed by letter, of the written assertion of a claim against you or of your involvement in any action or proceeding, promptly after you shall have been served with a written notice of claim, summons or other first legal process giving information as to the nature and basis of the claim. It is further understood and agreed that upon receipt of such notice, we shall be entitled to participate at our own expense in the defense of any suit brought to enforce any such claim, and, if we so elect, we shall assume your defense of any such suit. In the event that we assume the defense of any such suit, we shall not be liable for the fees and expenses of any additional counsel thereafter retained by you, so long as we shall retain counsel reasonably satisfactory to you to defend such suit. In addition, you agree not to settle any litigation in connection with any claim of liability with respect to which you may seek indemnification from us without our prior written consent.

     4. Assignment: This Agreement and the appointment as Information Agent
        ----------
hereunder shall inure to the benefit of, and the obligations created thereby shall be binding upon the successors and assigns of the parties hereto, except that if we assign this Agreement, we shall remain liable to you for the prompt and full payment of your fees and expenses, and you may neither assign your rights nor delegate your duties hereunder without our prior written consent.

     5. Interpretation:
        --------------

     (a) This Agreement shall be construed and enforced in accordance with the laws of the State of New York.

     (b) If any provision of this Agreement shall be held illegal, invalid or unenforceable by any court, this Agreement shall be construed and enforced as if such provision had not been contained herein and shall be deemed an agreement between us to the full extent permitted by applicable law.

     (c) Section headings have been inserted for convenience of reference only, are not part of this Agreement and shall not be used in any way in the interpretation of any of the provisions hereof.

Kissel-Blake Inc.
March 4, 1997
Page Four


     Please acknowledge receipt of this Agreement and confirm the arrangements herein provided by signing and returning the enclosed copy of the undersigned, whereupon this Agreement and the terms and conditions herein provided shall constitute a binding agreement between us.


                                         Sincerely,


/s/ Joseph W. Kiley III                  /s/ Scott A. Montgomery
--------------------------               --------------------------
Joseph W. Kiley III                      Scott A. Montgomery
Executive Vice President &               Executive Vice President &
Chief Financial Officer                  Chief Administrative Officer


                                         Accepted as of this 17th
                                                             ------
                                         day of March, 1997

                                         Kissel-Blake Inc.
                                         by


/s/ Sean P. O'Hara                       /s/ Christopher G. Dowd
--------------------------               --------------------------
(Witness)                                Christopher G. Dowd
                                         Director

       Sean P. O'Hara
---------------------------
(Type Full Name of Witness)